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Neoleukin Therapeutics Announces Third Quarter 2022 Financial Results and Corporate Update
–Development of NL-201 to be discontinued for strategic reasons –
–Company to focus on next-generation de novo proteins and core technology –
–Company restructuring to extend cash runway into the second half of 2025 –

SEATTLE, Washington, November 14, 2022 – Neoleukin Therapeutics, Inc., “Neoleukin” (NASDAQ:NLTX), a biopharmaceutical company utilizing sophisticated computational methods to design de novo protein therapeutics, today announced financial results for the third quarter ended September 30, 2022 as well as a strategic decision to discontinue development of NL-201, a fully de novo IL-2/IL-15 agonist, and focus on advancing next-generation de novo protein therapeutics based on Neoleukin's expertise in designing and testing novel cytokine mimetics and experience with advanced machine learning.
"We will be using the information we have learned from the development of NL-201 and advances in protein design to build the next generation of de novo protein therapeutics," said Jonathan Drachman, M.D., Chief Executive Officer at Neoleukin. "We expect to focus on technology that widens the therapeutic window, such as the development of targeted and conditionally activated molecules to create potent immune agonists. We believe we are well positioned to do this work based on our expertise in de novo protein design combined with our experience in advanced machine learning and neural networks, which allows us to predict and create structures for de novo proteins with more sophisticated and dynamic structural elements than was previously possible."
"This coincides with a strategic decision to discontinue development of NL-201, which we believe was the first fully de novo protein to be evaluated in clinical trials," said Dr. Drachman. "We are grateful to the patients and families that participated in this Phase 1 trial and to the investigators and study personnel who enabled rapid testing of NL-201 during a global pandemic."

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Discontinuation of NL-201 Development
Neoleukin announced today that it is discontinuing development of NL-201, its first de novo cytokine mimetic to be tested in patients. Preliminary monotherapy data from the Phase 1 study of NL-201 demonstrated engagement of the target receptor, expected pharmacodynamic changes for a potent IL-2/IL-15 agonist, and did not demonstrate significant immunogenicity even after multiple cycles of therapy—an important de-risking of the potential for de novo proteins that may be administered over many weeks and months. However, based on a review of the preliminary data, the expected benefit to risk ratio for patients, and recent developments in the field of IL-2 therapeutics, Neoleukin determined that the resources required to continue development would be better applied to advancing the next generation of de novo protein therapeutics.
Corporate Reorganization
As a result of the decision to discontinue development of NL-201, on November 12, 2022, Neoleukin's Board of Directors approved a restructuring plan, including a reduction in force of approximately 40%. Cost savings as a result of this reduction in force as well as the discontinuation of development of NL-201 are expected to extend Neoleukin's existing cash runway into the second half of 2025.
Summary of Financial Results
Cash Position: Cash, cash equivalents, and short-term investments totaled $106.9 million as of September 30, 2022, compared to $142.5 million as of December 31, 2021.
R&D Expenses: Research and development expenses for the third quarter of 2022 decreased to $9.5 million from $9.9 million for the third quarter of 2021. The decrease was primarily due to a decrease in personnel-related costs, partially offset by increases in costs related to the Phase 1 clinical trial of NL-201.
G&A Expenses: General and administrative expenses for the third quarter of 2022 decreased to $4.1 million from $5.6 million for the third quarter of 2021. The decrease was primarily attributable to decreases in personnel-related and facility-related costs.
Net Loss: Net loss for the third quarter of 2022 was $13.1 million compared to a net loss of $15.4 million in the third quarter of 2021.
About Neoleukin Therapeutics, Inc.
Neoleukin is a biopharmaceutical company creating next generation immunotherapies for cancer, inflammation and autoimmunity using de novo protein design technology. Neoleukin uses sophisticated computational methods to design proteins that demonstrate specific pharmaceutical properties that provide potentially superior therapeutic benefit over native proteins.
Safe Harbor / Forward-Looking Statements
This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the therapeutic properties and potential of the company’s de novo protein design technology, cost and timing of discontinuing the clinical trial for NL-201, expectations regarding the planned corporate restructuring and any cost savings therefrom, expectations regarding cash forecasts, and planned clinical and development activities and

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timelines. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties, including risks and uncertainties related to the company’s cash forecasts, the company’s ability to advance its product candidates, the receipt and timing of potential regulatory submissions, designations, approvals and commercialization of product candidates, the company's ability to protect its intellectual property, the timing and results of preclinical and clinical trials, changes to laws or regulations, market conditions, geopolitical events, and further impacts of COVID-19, that could cause actual results to differ materially from what Neoleukin expects. Further information on potential risk factors that could affect Neoleukin’s business and its financial results are detailed under the heading “Risk Factors” included in Neoleukin's Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K filed from time to time with the Securities and Exchange Commission (SEC). Neoleukin undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contacts:

Media
Julie Rathbun
206-769-9219
jrathbun@neoleukin.com

Investors
Solebury Trout
Alexandra Roy
617-221-9197
investors@neoleukin.com

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NEOLEUKIN THERAPEUTICS, INC.
Condensed balance sheet data
(In thousands of U.S. dollars)

	September 30,	December 31,
	2022	2021
Assets
Cash, cash equivalents, and short-term investments	$106,878	$142,467
Other current assets	1,979	1,522
Non-current assets	17,719	19,274
Total assets	$126,576	$163,263
Liabilities
Current liabilities	$10,237	$8,636
Non-current liabilities	10,692	11,763
Total liabilities	20,929	20,399
Stockholders' equity	105,647	142,864
Total liabilities and stockholders' equity	$126,576	$163,263

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NEOLEUKIN THERAPEUTICS, INC.
Condensed statements of operations and comprehensive income (loss)
(In thousands of U.S. dollars, except per share and share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021		2022	2021
Operating expenses
Research and development	$9,471	$9,896	$22	$31,128	$29,402
General and administrative	4,138	5,556		13,718	16,122
Total operating expenses	13,609	15,452		44,846	45,524
Loss from operations	(13,609)	(15,452)		(44,846)	(45,524)
Interest income	559	6		766	14
Other income (loss), net	(22)	—		(32)	(15)
Net loss	$(13,072)	$(15,446)		$(44,112)	$(45,525)
Comprehensive income (loss):
Unrealized loss on available-for-sale securities	(20)	—		(92)	—
Comprehensive loss	$(13,092)	$(15,446)		$(44,204)	$(45,525)

Net loss per share – basic and diluted	$(0.24)	$(0.28)		$(0.80)	$(0.83)
Basic and diluted weighted average common shares outstanding	55,251,039	55,087,777		55,199,822	55,020,059